Exhibit 99.1

TRIMERIS, INC.

2Q 2004 Financial Results Conference Call

July 20, 2004

Operator:	Good afternoon and welcome to the Trimeris 2nd Quarter 2004 Earnings conference call. This conference call may contain projections, estimates, and other forward-looking statements that involve a number of risks and uncertainties including those discussed in Trimeris filings with the Securities and Exchange Commission.

Among the factors that could cause actual results to differ materially are the following. There is uncertainty regarding (the success) of our research and development activities, regulatory authorizations, and product commercializations.

The results of our previous clinical trials are not necessarily indicative of future clinical trials. And our drug candidates are based upon novel technology, are difficult and expensive to manufacture, and may cause unexpected side effects.

For a complete description of these risks see Trimeris Form 10-K filed with the Securities and Exchange Commission on March 12, 2004 and its periodic reports filed with the SEC. Actual manufacturing and commercialization results may differ from previous results and current projections.

While the information presented in this call represents management’s current judgment on the future direction of the company’s business such risks and uncertainties could cause actual operating results to differ materially from any future performance suggested herein.

Trimeris undertakes no obligation to update these forward-looking statements to reflect events or circumstances arising after the date hereof.

I would now like to turn the call over to Dr. Dani Bolognesi. Doctor, you may begin.

Dani Bolognesi:	Thanks for joining us this evening for our 2nd Quarter 2004 Earnings conference call. We welcome those of your participating by phone as well as those of you listening over the Internet. Notice that this call was included with the press release issued this afternoon as well as on Monday morning.

With me are Bob Bonczek, Chief Financial Officer, Walter Capone, Vice President of Commercial Operations, Barney Koszalka, Executive Vice President of Scientific Operations, and Tim Creech, Vice President of Finance of Trimeris.

I will start with a brief summary of our financial results as discussed in the press release. For the second quarter of 2004 Trimeris reported a loss of $16.2 million or 75 cents per share compared with a loss of $18.1 million or 84 cents per share in the second quarter of 2003. Cash and investments totaled $66.9 million at June 30, 2004.

Total worldwide sales during the second quarter of 2004 grew from $24 million in the first quarter to $35.5 million in the second quarter. Net sales of Fuzeon in the U.S. and Canada were $24.4 million during the second quarter.

During the quarter distribution was expanded beyond a single distributor Chronimed to distribution through multiple sources including retail and specialty pharmacies. Incremental sales as a result of this inventory expansion are estimated at approximately $4.5 million which are included in the net sales for the U.S. and Canada for the second quarter.

Adjusting for non-recurring items in the 2nd quarter - adjusting for this we estimate that the underlying demand for Fuzeon grew by more than 20% in the second quarter of 2004 versus the first quarter.

Net sales outside the U.S. and Canada increased from $8 million during the first quarter of 2004 to $11.1 million during the second quarter.

Included in the financial statements for the three months ended June 30, 2004 are Trimeris’ share of non-recurring items for which we have been billed to date. These include $7.5 million for which we will - we were billed in early April and previously disclosed in our Q1 earnings release and $4.7 million which we were billed for subsequently in Q2.

These items break down as follows: Collaboration loss for the three months ended June 30, 2004 includes approximately $5.4 million in cost variances for commercial drug supply sold from March 27, 2003 through March 31, 2004 in the U.S. and approximately $2.8 million for other manufacturing costs incurred prior to March 31, 2004.

The majority of these costs represent charges for drug substance manufactured in 2002 and early 2003 which was more expensive due to the lower yields and longer cycle times encountered in the initial production batches.

This drug material has been sold at June 30, 2004. These costs were disclosed to us during this quarter by Roche. After a series of discussions during the quarter we agreed on the amount and received a bill for these costs.

Not included in collaboration losses are capital expenditures which total approximately $4 million toward our share of the cost of the Boulder facility. This amount includes cumulative contributions beginning on the date commercial production began in mid-2002 through June 30, 2004.

We will contribute approximately $500,000 per quarter for our share of capital expenditures at the Boulder facility over the next five years. These capital expenditures will be depreciated over time and expensed as part of our collaboration loss in subsequent years. This charge was agreed upon during the second quarter of 2004.

Also as we disclosed in our past call there is a marketing cap for 2004 limiting our cash expenditure to $10 million. During the second quarter we reached the limit of our contribution to the selling and marketing expense for Fuzeon this year.

For the remainder of the year we will record the present value of the expected payments of the deferred selling and marketing expense. However we will not be required to pay Roche any additional amounts this year.

Included in financial statements in the - in our financial statement is an accrual for this non-cash deferred sales and marketing expense for 2004. In the second quarter this accrual totals $3.7 million and is included in the collaboration loss. This amount was determined based on our estimate of when the amounts may be due to Roche under our agreement discounted at a risk-free interest rate of 4.65%.

Our expectations for expenses in 2004 are as follows: Total research and development expense should range from $22 to 27 million and total general and administrative expense excluding sales and marketing expense related to Fuzeon is expected to range from $11 million to 14 million.

Interest income is expected to range from $1 to 1.5 million. Milestone revenue for 2004 is expected to be approximately $2.1 million. We currently believe that all other non-recurring charges related to manufacturing for which we have not been billed will be less than $3 million.

I will now provide you with an update on Fuzeon on both the medical and commercial fronts. Use of Fuzeon continues to expand in the U.S. and Canada as reflected in the sales results for the first and second quarter of this year. This growth reflects a combination of new patient demand as well as continuing use of Fuzeon by current patients.

We believe that the enhanced marketing efforts initiated in the first half of 2004 though relatively recent in their implantation have contributed to these results.

Further expansion in Fuzeon growth is also occurring in other markets where it has been launched. Regulatory filings and approvals for Fuzeon are extending throughout Europe, Asia, and South America.

A major milestone was reached in June with the EMEA granted full marketing approval for Fuzeon in the EU based on the 48-week data.

I would also like to make you aware of new information about the efficacy, safety, durability, and tolerability of Fuzeon. The 96-week data derived from the TORO trial and presented last week at the International AIDS Conference in Bangkok, Thailand serves to reinforce the effectiveness of Fuzeon as well as the patient’s ability to remain on therapy on the long term.

The new data illustrates that a Fuzeon-based regimen continues to provide durable immunologic and virologic responses in treatment-experienced HIV patients through 96 weeks of treatment. The majority of patients initially randomized to the Fuzeon arm chose to continue their Fuzeon therapy and completed two years of treatment.

Additional analyses derived from the TORO data indicate that there is a distinct disadvantage to patients who wait to initiate Fuzeon. In the TORO study design patients originally randomized to a non- Fuzeon control arm were allowed to add Fuzeon to a re-optimized regimen at virological failure or after 48 weeks on study. Data continued to be collected from these patients that we have now defined as the “switch” patient.

Patients who receive Fuzeon-containing regimens from the outset of the study achieved a median viral load reduction of 2.1 log copies per ml through 96 weeks of treatment. This reduction was markedly greater than that achieved by the “switch” patients who achieved a mean reduction in viral load at 96 weeks of 1.1 log copies per ml.

Patients in the Fuzeon arm saw continuous improvements in CD4 cells over the study period with the mean CD4 increase from baseline of 166 cells per millimeter cubed at week 96 compared to 116 cells per millimeter cubed in the “switch” patient group.

These findings highlight the significant costs to patients of delaying the initiation of treatment with Fuzeon and reinforce the medical significance of using Fuzeon before the activity of other HIV drugs is further compromised. Finally no new safety issues were identified in the 96-week analysis and there were no - there was no evidence of accumulating toxicity.

In July 2004 JAMA - the official Journal of the American Medical Association published the IAS - USA new anti-retroviral guidelines. We are extremely pleased that these guidelines position Fuzeon for use in treatment-experienced HIV patients that require a change in therapy after the second, third, or fourth failure.

They cautioned that Fuzeon should not be delayed to a point when a patient’s outcome may be compromised by the inability to combine it with other active drugs. This statement is validated by the data on Fuzeon switch patients described a moment ago.

The guidelines further state that there is no evidence that Fuzeon should be discontinued once a patient achieves an undetectable viral load.

In addition the May issue of AIDS also published international consensus guidelines on using Fuzeon that are consistent with the IAS-USA guidelines. These guidelines provide a framework for physicians in deciding when to include Fuzeon in HIV treatment regimens for their patients.

Over the next several months in collaborations with our Roche colleagues we will convey all of this important information about Fuzeon to healthcare providers and patients.

Now a word about progress achieved on several key marketing initiatives during the first half of 2004. On April 26, 2004 distribution of Fuzeon transitioned successfully from single to multi-source distribution through specialty and retail pharmacies across the U.S. This has afforded physicians and patients the ability to now prescribe and receive Fuzeon in the same manner as any of their other medications.

The availability of Fuzeon through a broader range of pharmacies offers patients and their providers numerous services such as patient adherence and persistency programs, dedicated reimbursement staff, and pharmacy directed promotion.

Our nursing support program continued to expand throughout the second quarter of this year. Our experiences from the pilot phase of the visiting nurse program - nurse support program were very encouraging.

Based on this success Roche has launched this program nationwide as of mid-June. Specially-trained nurses are now available to assist patients with their Fuzeon therapy supplementing the initial support rendered by their healthcare providers.

Complimenting the nursing initiative are patient-directed programs run by AIDS service organizations in major metropolitan areas across the country. These programs consist of Fuzeon patients sharing their personal experiences with other patients who are considering this therapy and demonstrating how to give an injection.

We hope that this program grows…that as this program grows we will continue to see improvement in the ability of patients to successfully initiate and persist with Fuzeon-based therapies over time.

We believe these education and support initiatives will improve patient retention from the very first week of therapy initiation and in the ability to persist with Fuzeon-based regimens while addressing many of the issues identified in our clinical experience today.

To further support appropriate initiation of therapy with Fuzeon, Trimeris and Roche launched a - the Fuzeon print advertising campaign during the first week of April in patient and physician journals. This advertising campaign will continue through 2004.

Our programs to extend the base of Fuzeon clinical data as well as to enhance the product’s profile are progressing well. A pilot study is in progress to compare once-daily Fuzeon with the current twice-daily regimen. In addition technical and clinical development of alternative delivery systems for Fuzeon are in progress. Improving these two facets of Fuzeon’s profile will support broader adoption, greater compliance, and longer duration of therapy.

Finally clinical trials to evaluate the impact of Fuzeon containing regimens on patients’ quality of life and the ability to reduce anti-retroviral related toxicities are currently enrolling patients in the United States.

Looking ahead over the next several months we anticipate a number of additional milestones will be met for Fuzeon. Based on acceptance of the 48-week data package filed in December 2003 we anticipate full - receiving full FDA approval for Fuzeon in the fall.

Further analysis reinforcing the potential benefit from appropriate use of Fuzeon will be presented at IDSA, ICAAC, and the HIVv7 Glasgow conferences beginning in September of 2004.

Finally we remain on track to expand our product portfolio by declaring the next generation Fuzeon inhibitor drug candidate toward the end of this year.

In closing we are pleased with the progress we have made with Fuzeon during the first half of 2004. In the first quarter of 2004 there was a significant increase in Fuzeon sales reflecting continued growth in the use of this important drug and this has continued in the second quarter.

In collaboration with our partners at Roche we anticipate building on this success through our ongoing educational, market, and promotional efforts throughout the rest of the year and into 2005.

I would now like to turn the call over to questions.

Operator:	At this time I would like to inform everyone in order to ask a question please press star then the number 1 on your telephone keypad. If you would like to withdraw your question press star then the number 2 on your telephone keypad. We’ll pause for just a moment to compile the Q&A roster.

Your first question comes from Michael King with Banc of America.

Michael King:	Good afternoon. Thanks for taking my question. Very nice quarter, Dani. Pleased with the results. Just wanted to see if we could get any color on the numbers in terms of net realized prices or I know you in the past have been reluctant to provide us with patient numbers but was hoping that we might be able to get the ranges or such.

Tim Creech:	Consistent with the past quarter we’ll - the number of kits we shipped for this quarter was about 16,000 in the United States and Canada.

Michael King:	Okay. And could you talk about what kind of net realized price you received overall?

Tim Creech:	Yeah I mean it’s about the same. There was a slight adjustment this quarter but we expect the net to gross to be the same going forward as it’s been in the past about the 10 to 15% range.

Walter Capone:	Right.

Michael King:	Ten to fifteen percent off list?

Tim Creech:	Right.

Michael King:	Okay. And do you have a - can we get any kind of breakdown between public pay and private pay?

Walter Capone:	Yeah there hasn’t been any real substantial change in the composition of payers.

Michael King:	Can you remind us what it is?

Walter Capone:	The public sector accounts for roughly half of the total that we see - I’m sorry Medicaid accounts for roughly half of what we see right now. The third-party insurers and private insurers account for another third, ADAP and related programs up to 15%, and the balance are kind of split between public and health service/VA and private pay/out of pockets.

Michael King:	Great. Thank you.

Dani Bolognesi:	Thank you, Michael.

Operator:	Your next question comes from Ashu Tyagi with Morgan Stanley.

Ashu Tyagi:	Hi Steve couldn’t make this call (unintelligible).

Dani Bolognesi:	Sorry we can’t hear you.

Ashu Tyagi:	Hi I’m standing in for Steve (unintelligible)…

Dani Bolognesi:	Yes.

Ashu Tyagi:	…couple questions about disclosures. Just trying to understand (unintelligible).

Dani Bolognesi:	You’re breaking up. I’m very sorry. Hello?

Ashu Tyagi:	Yeah sorry I’ll try it on my handset. Is this better? Hello?

Dani Bolognesi:	Yes.

Walter Capone:	Yep.

Ashu Tyagi:	Okay sorry so I just was trying to get a little clarity on the disclosures. So it looks like they - some of them go back to 2002. Just want to try and get some clarity on how come - or how they’re being disclosed now and if there’s any clarity on future projections of disclosures.

Tim Creech:	Yeah I mean they’re basically being disclosed now because this was the quarter when Roche and we agreed on the actual numbers. And as we stated in the press release they all relate to basically the material that was produced in 2002 and early 2003 when the production process was being shaken out.

Going forward I think we’re still comfortable with our 50% margin on net sales in the U.S. and…

Ashu Tyagi:	And going forward would that apply like next quarter we can expect that?

Tim Creech:	Yes.

Ashu Tyagi:	Okay and then just also in terms of the buy in from the distributors is that finished? Would you say it’s sustainable demand the “x” buy-in sales from this quarter, you know, is that reasonable going forward?

Walter Capone:	Yes that’s correct. That was a one-time non-recurring event in terms of distribution transitioning from one source Chronimed to multiple-specialty pharmacies and retail distribution.

Ashu Tyagi:	Okay. And I’m sorry I didn’t catch in terms of patients on drug at the end of the quarter was there - have you disclosed that?

Tim Creech:	No we just disclosed that we shipped 16,000 kits in the U.S. This…

Ashu Tyagi:	Okay.

Tim Creech:	…quarter.

Ashu Tyagi:	Okay thank you.

Dani Bolognesi:	Thank you.

Operator:	Your next question comes from Meg Malloy with Goldman Sachs.

Meg Malloy:	Thanks. Hi just a couple of quick questions. Could you tell us how you arrived at the $4.5 million inventory estimate?

Dani Bolognesi:	Yeah, Meg, you’re fading a little bit too but I - we heard the question so Walter?

Walter Capone:	We took our - we analyzed the results from the last six weeks since we transitioned to the whole distribution. And in looking at our progression of sell through from our own warehouses through the specialties and - through distributors and to the specialty pharmacies it’s quite clear that that level of inventory is now in the pipeline sitting with wholesalers ready to move through to pharmacies and out to patients. So we were at a consistent level of distribution and inventory in the pipeline.

Meg Malloy:	Okay. And can you address the dropout rate, Dani? Is it consistent with what was seen in…

Dani Bolognesi:	Yes it is, Meg. It’s remained consistent with what we told you last quarter.

Meg Malloy:	That’s about 25%?

Dani Bolognesi:	That’s correct.

Meg Malloy:	Okay.

Dani Bolognesi:	We hope to see an improvement of that as these nursing programs get underway. And now as you know that’s nationwide so I hope we’ll see the impact in the rest - in the second half of the year.

Meg Malloy:	Okay and then two related questions. Can you give us an idea - you said that the nursing program has expanded nationwide. I think you were around in 19 states a few months back. Could you give us a handle on the states?

And then also is there any impact on the SG&A for the year? I know you don’t have to pay it out of pocket but it is an overall SG&A expense for Fuzeon for this year in the $60 to 70 million range all in? Is that still reasonable?

Dani Bolognesi:	The answer to the second part of your question is yes. The answer to your first part of the question it move - it was not states it was cities.

Meg Malloy:	I’m sorry.

Dani Bolognesi:	It moved from 19 cities, then to 40 cities, and now it has expanded nationwide. Now there’s not a nurse in every city but a nurse can be moved or dispatched to any city according to need. There are enough nurses that have been trained that we believe that can be done and continued.

Meg Malloy:	Okay great. I think I’ll get back in queue.

Dani Bolognesi:	Thank you, Meg.

Meg Malloy:	Thanks.

Operator:	Your next question is a follow up from Michael King with Banc of America.

Michael King:	Thanks. I didn’t expect to be back in the queue so quickly. Dani, could you talk about the implication of the onset - or not the onset but upcoming arrival of the Tripanavir EAP? And also what are your thoughts on a little bit of a longer term basis about the advent of the CC…

Dani Bolognesi:	…inhibit…

Michael King:	…R5 inhibitors?

Dani Bolognesi:	Yeah. Well, Michael, I think I can begin by telling you that in my travels across the country there - a number of physicians have expressed that - to me that they are waiting for the arrival of other active drugs before they continue to put patients on Fuzeon. In other words they have patients that - putting them on Fuzeon prematurely with other active drugs would have the tendency to quote “blow the class” and lose the effectiveness of Fuzeon.

So any drug that has the potential to have “full activity” or “significant activity” over the current ages is something that a lot of patients - a lot of physicians are waiting for.

So we are hopeful that this could be the case. Obviously with Tripanavir we - that - the data with Tripanavir in and of itself I believe will be disclosed this fall at ICCAC. And subsequent to that I would imagine that some data will emerge as well on the combination of Tripanavir and Fuzeon in some of these trials.

Michael King:	Okay and do you want to hypothesis a bit about the longer term…

Dani Bolognesi:	Yeah.

Michael King:	…CCR5 inhibitors?

Dani Bolognesi:	Yeah. I kind of view that in somewhat the same way, Michael. Any drug that is entering the - highly treatment-experienced patients is going to need partners.

And the case for partnering Fuzeon with other entry inhibitors is probably even more compelling than partnering with other drugs and that’s because of the synergy that you know exists between these agents albeit only demonstrated in vitro at this point.

So I believe that there’s definitely an upside in being able to combine entry inhibitors for that reason and also because if I could put it in another way a potential cocktail of different classes of drugs with different - different classes meaning different - really different targets is something that would be much more effective in bringing patients below the level of detection even in the treatment experience category.

Michael King:	Okay so you’re not concerned that…

Dani Bolognesi:	I’m a glass half full guy.

Michael King:	Yeah no I understand that though….

Dani Bolognesi:	But yeah you’re right. There could be a - there could obviously be some erosion but what we’ve got to do, Michael, is be able to initiate studies in which we can really verify in patients that combinations of these drugs do what we think they can do.

Michael King:	Right. Okay. And then I know you mentioned that recent guidelines were published in JAMA. Are there any updates or changes that you expect between now and year end that also might speak to Fuzeon use?

Dani Bolognesi:	Changes in guidelines you mean?

Michael King:	Just in terms of what patients are appropriate for therapy - particularly some of the recent news that came out of IAS about patients with CD4s of, you know, using the drug in patients who have CD4s over 100 if…

Dani Bolognesi:	Oh yeah.

Michael King:	…be any update to the guidelines with respect to that?

Dani Bolognesi:	I don’t know that I would anticipate any update for those guidelines. But the HHS guidelines I think are going to be renewed as well. So there could well be a, you know, an update to the current HHS guides - guidelines, Michael.

Michael King:	And then just can - maybe Walter can speak to if that is in fact the case where the drug is recommended for use in patients with CD4s of 100 or above, Walter, what would that mean in terms of the market?

Dani Bolognesi:	Okay you’re talking about California now I think so, Walter.

Walter Capone:	No the availability of the data and I think it’s - not only it’s availability of both being published and now being provided to clinicians and to patients is important in and of itself I mean it’s kind of elucidates what we have known about the drug for a period of time which is patients who can benefit are those who’ve got some immune function left and who’ve got active options, active drugs that can combine with Fuzeon.

Having this data available and seeing it reflected in obviously the guidelines reflect it very strongly in terms of the strength of the chemical evidence it derives from is very important not only for clinicians but also for payers and plans that are covering the drug to where - particularly in those where there have been limitations placed on how to use the drug and patients fulfilling certain criteria before they get access to the drug.

We know that some of the discussions that have been taking place with several of the ADAPs around the country — not just California — but also some of the private insurance plans are now taking into account this data that’s become available and being able to make not only very clear the data from our perspective but clinicians who serve as medical directors and advisors to these plans bring the data whether - as investigators in the trials themselves or in their own experience in having treated patients from a range of clinical statutes to the plans to help them modify and provide more judicious use of the product and that is more open.

Dani Bolognesi:	Yeah, Mike, thanks very much for that question. I think you really hit a very important point that this kind of information is important not only for providers and patients but also for payers and administrators of plans where this type of information about the cost of waiting for patients the use of Fuzeon appropriately is something that needs to be rectified based on the way it’s perceived in the field right now.

Michael King:	Thank you.

Operator:	Your next question comes from Thomas Wei with Piper Jaffray.

Thomas Wei:	Thanks very much for taking my question. I just wanted to ask a couple of different things. Tim you had mentioned that there was a slight adjustment to the realized price during the quarter. What was that and why was that?

Tim Creech:	It’s just we basically have had our first full year of sales so looking back to see what the actual payer mix and that kind of thing is and adjusting our estimates for charge backs and things like that. It just something that happens on an ongoing basis.

Thomas Wei:	Okay. And then when you had talked about the nursing support initiative program and the pilot area that you tested this out in you had mentioned that the attrition rate went from something like 25% to 10%.

How has that gone on over time since that’s the area where we have the longest data? Has it stayed at 10%? Has it improved? Has it worsened?

Walter Capone:	We don’t recall ever having made any kind of attributions or connections between the nursing programs initiation and rates of persistency. That was clearly the objective and the intent of the program and we know both from the clinical trial settings and in terms of clinical practices that have used Fuzeon extensively that those types of services when available and in place have led to not only successful initiation but longer term persistence. And that’s really what motivated our program to make this available nationwide.

But we have no data thus far to really comment on the fact that so - at this point because it’s really been only since mid-June that we’ve ramped up on a nationwide level.

Thomas Wei:	Okay. And when you talk on a nationwide level do you know what proportion of total HIV scripts are covered by the cities where there are nurses or at least the areas where you think you would be able to get nurses to?

Walter Capone:	Well we’ve purposely targeted the areas of greatest prevalence and obviously the areas of greatest need. So if we look at the - both coasts and just - and down the middle of the country where the major metropolitan areas are, that’s where the greatest availability of nursing support is to be found.

Thomas Wei:	And maybe a question on compliance here. Do you have any market research that would give us a sense of what the compliance rate is with therapy and how and if that’s actually changed over time?

Walter Capone:	With regard to HIV therapies overall, the rates vary between 25/35% and that goes across naïve to treatment experienced patients and there’s obviously variability there.

I don’t think we’ve seen anything different with Fuzeon to date, the number that Doctor Bolognesi indicated earlier has been fairly consistent and obviously is the one that many of these programs are intended to at least help address and ameliorate.

Thomas Wei:	Oh I didn’t actually mean the attrition rate I meant for those patients who stay on drugs for the long term how much of the - how many of the injections are they actually taking?

Walter Capone:	Oh yeah on that front the relative degree of market research that we have there is that the compliance rates are extremely high for Fuzeon, it’s generally very motivated patients that initiate therapy and as they are on over time their ability to stay on therapy has really been overcome in those first three months or so. So they tend to be very adherent and very dedicated to be continuing on therapy in order to make sure that it stays effective over time.

Dani Bolognesi:	Yeah and, Thomas, I think you hit an important point. This kind of information that you’re asking about has to be done in the real world just as it was done in the clinical trials and we’ve got programs that are really directed at doing real world market research on how the drug is being used. And we’ll be keeping you abreast of this as we go forward.

Thomas Wei:	Alright thanks.

Operator:	Your next question comes from Seth TEICH with Apex Capital.

Seth Teich:	Hi. Good afternoon. I have a couple financial questions and then just a follow up on Fuzeon. You said that the amount of inventory stocking was $4.5 million. I was curious to know if you actually had that in terms of kits?

Bob Bonczek:	About 3000.

Dani Bolognesi:	It’s about 3000 kits, yes.

Seth Teich:	Okay. Perfect. And then is there a change in your price per kit now that — and you might have mentioned this earlier now that — it’s not just Chronimed meaning it seems like the revenue per kit has gone up now that it’s more of an open distribution model. Is that true?

Tim Creech:	Yeah. I think this was the one as I said before to Thomas’ question to this quarter we adjusted our - the charge backs a little bit. Going forward we expect it to be consistent with the past with our 10 to 15% guidance on a net to gross…

Seth Teich:	But the pricing - okay so you’re saying the pricing really didn’t change?

Man:	Right.

Man:	Right.

Seth Teich:	Okay great. And then there’s a report that there’s a Korean company KoBioTech that’s claiming that they’re being - they’ve been able to synthesis Fuzeon in less than ten steps versus your 102 and that they’re talking to Roche.

I was just curious to know if you had any perspective as to, you know, where they are in their timeslots - timeframe if that’s really real or any comment you can provide on that would be great.

Dani Bolognesi:	We are in the process of tracking that down. I think that emerged at about the time of the International AIDS Conference. So I don’t know that I want to give that a lot of credibility right now. But nonetheless we’re tracking it down.

Seth Teich:	Great. Thank you very much.

Operator:	Your next question is a follow up from Ashu Tyagi with Morgan Stanley.

Ashu Tyagi:	Hi thanks for taking my call. Hopefully this works a little better now. I just had a question about the initiatives for dropouts.

So are you considering any other initiatives and at what point would you consider starting additional initiatives for dropouts after the nursing if you decide that you need something on top of the nursing initiatives?

Walter Capone:	I think we have to allow us for all the programs that are being launched sufficient time to evaluate both their effectiveness and their adoption over time.

We’ve got - we’ve potentially fired, you know, four major programs over the last two to three months. So while there are a number of initiatives that we’ve reviewed and considered in the process of attacking the specific issue these are the ones that we felt have the most promise.

And obviously as we get information on the - on their progress we can determine when to queue up the next programs that would follow.

Ashu Tyagi:	Okay but you’re looking, you know, hopefully the second half to see if some sort of decline of the dropout rate?

Walter Capone:	That’s correct.

Ashu Tyagi:	And just in terms of cash balances, cash burn, and potential financing any update there?

Bob Bonczek:	Yeah I can handle that one. In the past we’ve given you guys a projection of monthly cash burn on a net basis about $2.5 million a month. Projecting forward for the next 12 months or so we would think that comes down to about $1.5 million per month.

But just be aware that that doesn’t include any non-recurring things - some of the money that we talked about earlier in this situation that we haven’t written a check for so we’ll probably do that over the course of the next quarter or term two. But on an operating going forward basis I think 1.5 is a good number to be use there.

You can see the amount of money that we’ve basically said we have on the balance sheet right now being $66.9 million. So that comfortably gives us a couple year’s worth of cash and why we continue to be vigilant and look - and opportunistic about financing opportunities at the moment there’s nothing on the table or on the horizon.

Ashu Tyagi:	And the decline of the cash burn is there a source for that?

Bob Bonczek:	Increased sales and decreased costs. (I mean I don’t)…

Ashu Tyagi:	(Those are good).

Bob Bonczek:	…but that’s the bottom line.

Tim Creech:	Yeah. For the third and the fourth quarter we won’t have to pay any cash out for marketing costs…

Ashu Tyagi:	Right.

Tim Creech:	…Roche so that’s a large part of it.

Bob Bonczek:	Yeah, course you already knew that one.

Ashu Tyagi:	Right, right. Okay. That’s all I have.

Dani Bolognesi:	Okay thanks.

Operator:	Your next question comes from John Sonnier with Prudential.

John Sonnier:	Hey Dani. Can you give us…

Dani Bolognesi:	Hi John.

John Sonnier:	How are ya? Give us a little bit of color if you can on I guess the contour of sales across Europe. Looks like you’re showing some nice growth there. And also if you can give us some idea of how Canada contributed in the U.S. - or in the North American mix?

Dani Bolognesi:	Okay I’m going to let Walter give you a bottom line on this. But basically there’s growth in the major markets in Europe in this quarter which are France, Spain, and Italy. And that reflects I would imagine most of the increase that you’re seeing.

Canada probably doubled its growth from the last quarter. But it was not a very significant part of the total in North America.

Walter, do you want to embellish on…

Walter Capone:	That was excellent color.

Dani Bolognesi:	Okay.

Walter Capone:	The only thing I would add to that is just to reinforce really Spain and Italy two of the three biggest markets in Europe are those that experience the most significant growth as they continue to ramp up sales. So if you look at that “delta” 8 to 11 the majority of that is really comprised in those two countries.

In addition the filings continue across Eastern Europe and Asia and in Latin and South America. So we look to continue growth in these territories as well.

John Sunnier:	That’s terrific. And are there any second-half launches anticipated - international launches?

Walter Capone:	There’s quite a number and a lot of it depends on the timing of the regulatory approvals. So I mean to go into specifics at this point I think the - I think it would be difficult.

I think the major ones to look for outside of the major European markets, you know, Brazil will probably be coming on stream. Mexico recently received approval and had their initiation launch but aside from that not much else.

John Sunnier:	That’s great. Thanks a lot.

Operator:	Your next question is a follow up from Meg Malloy with Goldman Sachs.

Meg Malloy:	Thanks. I have two separate questions. One is any idea when we might have data for the once a day versus twice a day studies? And along those lines are there any - is there any feedback from the market that that might make a difference to patients in terms of facilitating supplies or getting patients who are not on drugs today on drug?

And then separately could you talk about the 48-week adherence data and how that compares to what you’re observing in the real world?

Dani Bolognesi:	Okay, Meg. I think as far as the timing of the data the definitive data on the once a day versus twice a day we’ll be looking sometime in the first half of ‘05 for that.

What was your first part of your question? I’m sorry.

Meg Malloy:	How is - do you have any market data that suggested (unintelligent) - that will make a difference to patients once a day versus twice a day particularly…

Dani Bolognesi:	Walter?

Meg Malloy:	…would it get patients who are not taking the drug today to take the drug?

Walter Capone:	I think that, you know, we evaluate - what we did was evaluate both users and non-users as well as - in the patient category as well as the physicians and nurses who are users and non users.

And bottom line is that (QD) does provide an advantage and it is — particularly for patients who are on therapy right now — seen as a - an important incremental improvement and the ability to administer a drug from a convenience standpoint.

From - for patients who haven’t started yet it is seen as better than being (BID) but still, you know, obviously the question is if there is an injectable - is it injectable and is it the drug that I need to be taking?

And clearly the data that we’ve just seen from the International AIDS Conference helped to reinforce, you know, how it’s appropriate and why it’s appropriate to use the drug.

So I think, you know, when you look at the compilation of factors, you know, (BID) versus (QD), (BD) will be important but it’ll be a component of - once-daily dosing that is will be important as a component of the drug’s overall profile and what we’re doing to promote it.

Meg Malloy:	Thanks. And then could you just - address the 48-week adherence data that were presented and how that compares to what you’re observing in the real world?

Walter Capone:	Are you referencing, Meg, the…

Meg Malloy:	The poster at the conference.

Walter Capone:	It’s not 96-week with majority…

Meg Malloy:	No you had a separate poster that was just…

Man:	Yep, yeah.

Meg Malloy:	…48-week adherence data.

Man:	Yeah.

Man:	Yeah.

Walter Capone:	I mean I think that’s - that is fairly consistent with what we are seeing in practice and, you know, again I think a lot of what is important to understand from both posters as well as what clinics are facing is some of the issues we outlined before - the degree of support and follow up that is provided at any given practice is highly correlated to the degree of both compliance and adherence over time. And we see that very loud and clear from the practices that have the most patients with drug right now.

Meg Malloy:	Okay. Thanks.

Operator:	Your next question comes from Ranjit Uninithan with Rodman & Renshaw.

Ranjit Uninithan:	Hello. Thank you for taking my question. Two financial questions - you mentioned that this quarter you took a charge for $8.2 million in cost variances and you mentioned an additional $3 million that you like you get billed again. Do you know when that’s likely to happen?

Bob Bonczek:	The $3 million number is an upper limit conservative number. (It’s) based on the contractual matter that’s going on right now that I’m not really at liberty to talk about in any greater detail.

My guess is if that came in it would probably be something that we would be dealing with in Q1 or Q2 of next year.

Ranjit Uninithan:	Okay. Thank you. And the second question was I know you’ve reached your share of the marketing limit for this year. But if I understood you correctly you will continue to account for your share of the marketing expenses - in your financial statements. Is that correct?

Tim Creech:	Right. We will expense and record as a long term liability basically the present value of those costs - the excess marketing costs that we - based on when we expect to pay them based on the agreement’s milestones.

Ranjit Uninithan:	And that’ll come through on the collaboration loss?

Tim Creech:	Correct.

Ranjit Uninithan:	Thank you very much.

Operator:	At this time there are no further questions. Dr. Bolognesi, are there any closing remarks?

Dani Bolognesi:	No. Thank you very much for participating everyone. And I hope you get the sense that we’re very excited about this quarter and things on a going-forward basis with Fuzeon. Thanks very much.

Operator:	This concludes the Trimeris 2nd Quarter 2004 Earnings conference call. You may now disconnect.

END